Exhibit 5.2

CONSENT OF DARROL VAN DEVENTER

In connection with Franco-Nevada Corporation’s registration statement (the “Registration Statement”) on Form F-10, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission, I, Darrol van Deventer, P.Eng., Vice President, Mining, Franco-Nevada Corporation, hereby consent to the use of and references to my name, and the inclusion and incorporation by reference in the Registration Statement of the information approved by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Registration Statement.

Yours truly,

/s/ Darrol van Deventer
Darrol van Deventer, P.Eng.
Vice President, Mining, Franco-Nevada Corporation
Dated: July 10, 2026